Exhibit 2.1

Note to exhibit: The following exhibits/schedules are omitted. The Company will furnish supplementally a copy of any omitted exhibit/schedule to the SEC upon request.

EXHIBITS

Exhibit A	Allocation Schedule
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Bill of Sale
Exhibit D-1	Form of Trademark Assignment
Exhibit D-2	Form of Patent Assignment
Exhibit E	Form of Grant-back IP License Agreement
Exhibit F	Form of Z09 A/M US Car IP License Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Contract Manufacturing Agreement
Exhibit I	Form of Supply Agreement

DISCLOSURE SCHEDULES

Schedule 1.3(h)	Excluded Contracts
Schedule 3.4	Third-Party Consents
Schedule 3.6	GAAP Exceptions
Schedule 3.8	Absence of Certain Changes
Schedule 3.10	Liens
Schedule 3.11(b)	Sufficiency of Assets
Schedule 3.11(d)	Acquired Personal Property Held in Bailment
Schedule 3.11(e)	Excluded Personal Property
Schedule 3.12	Leased Personal Property
Schedule 3.13	Employment Matters
Schedule 3.14	Employee Benefit Plans
Schedule 3.15	Material Contracts
Schedule 3.16	Customers and Suppliers
Schedule 3.17	Taxes
Schedule 3.18	Permits
Schedule 3.19(a)	Intellectual Property Registrations
Schedule 3.19(b)	Intellectual Property Agreements
Schedule 3.20	Pending Proceedings
Schedule 3.21	Compliance with Laws
Schedule 3.22	Environmental Matters
Schedule 3.23	Insurance Policies
Schedule 3.24	Warranty and Product Liability
Schedule 3.26	Transactions with Affiliates

EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

STANDARD MOTOR PRODUCTS, INC.,

as Buyer

and

STONERIDGE, INC.,

and

STONERIDGE CONTROL DEVICES, INC.

as Sellers

dated as of April 1, 2019

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IV.	REPRESENTATIONS AND WARRANTIES OF BUYER		21
	4.1.	Organization	21
	4.2.	Authority and Enforceability	21
	4.3.	Third-Party Consents	21
	4.4.	No Conflict or Violation	21
	4.5.	Financing.	21
	4.6.	Buyer’s Maquiladora Program	21
	4.7.	Brokers and Finders	21
	4.8.	Limitation on Warranties	22

V.	COVENANTS		22
	5.1.	Assistance in Proceedings	22
	5.2.	Retention of and Access to Books and Records	22
	5.3.	Further Assurances	22
	5.4.	Press Releases; Notices to Third Parties	23
	5.5.	Covenant Not to Compete	23
	5.6.	Bulk Sales Laws	25
	5.7.	Wrong Pocket	25
	5.8.	Confidentiality	25
	5.9.	Warranty Matters	26
	5.10.	Maquiladora Program	26
	5.11.	Covenant Not to Solicit Sellers’ Employees	26

VI.	TAXES		26
	6.1.	Prorations	26
	6.2.	Transfer Taxes	27
	6.3.	Tax Clearance Certificates	27

VII.	INDEMNIFICATION		27
	7.1.	Indemnification by Sellers	27
	7.2.	Indemnification by Buyer	28
	7.3.	Defense of Third-Party Claims	28
	7.4.	Other Claims	30
	7.5.	Payment	30
	7.6.	Survival	30
	7.7.	Indemnification Limitations.	31
	7.8.	Exclusive Remedy	33

VIII.	OTHER PROVISIONS		33
	8.1.	Appendices, Exhibits and Schedules	33
	8.2.	Amendment	34
	8.3.	No Waiver	34
	8.4.	Entire Agreement; No Third Party Beneficiaries	34
	8.5.	Governing Law	34
	8.6.	Forum Selection; Waiver of Jury Trial	34
	8.7.	Notices	34
	8.8.	Execution of Agreement	35
	8.9.	Expenses	35
	8.10.	Construction	35

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8.11.	Successors and Assigns	36
8.12.	Definitions.	36
8.13.	Dispute Resolution	36

APPENDIX A – DEFINITIONS

APPENDIX B - PRODUCTS

EXHIBITS

Exhibit A	Allocation Schedule
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Bill of Sale
Exhibit D-1	Form of Trademark Assignment
Exhibit D-2	Form of Patent Assignment
Exhibit E	Form of Grant-back IP License Agreement
Exhibit F	Form of Z09 A/M US Car IP License Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Contract Manufacturing Agreement
Exhibit I	Form of Supply Agreement

DISCLOSURE SCHEDULES

Schedule 1.3(h)	Excluded Contracts
Schedule 3.4	Third-Party Consents
Schedule 3.6	GAAP Exceptions
Schedule 3.8	Absence of Certain Changes
Schedule 3.10	Liens
Schedule 3.11(b)	Sufficiency of Assets
Schedule 3.11(d)	Acquired Personal Property Held in Bailment
Schedule 3.11(e)	Excluded Personal Property
Schedule 3.12	Leased Personal Property
Schedule 3.13	Employment Matters
Schedule 3.14	Employee Benefit Plans
Schedule 3.15	Material Contracts
Schedule 3.16	Customers and Suppliers
Schedule 3.17	Taxes
Schedule 3.18	Permits
Schedule 3.19(a)	Intellectual Property Registrations
Schedule 3.19(b)	Intellectual Property Agreements
Schedule 3.20	Pending Proceedings
Schedule 3.21	Compliance with Laws
Schedule 3.22	Environmental Matters
Schedule 3.23	Insurance Policies
Schedule 3.24	Warranty and Product Liability
Schedule 3.26	Transactions with Affiliates

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of April 1, 2019, between STANDARD MOTOR PRODUCTS, INC., a New York corporation (“Buyer”), and STONERIDGE, INC., an Ohio corporation (“SRI”), and STONERIDGE CONTROL DEVICES, INC., a Massachusetts corporation (“SCD” and, together with SRI and SCD, each a “Seller” and collectively the “Sellers”). Capitalized terms not otherwise defined herein have the meanings set forth in Appendix A attached hereto.

Recitals

A.           Sellers, through their Pollak aftermarket business and related lines of business, are engaged in the business of manufacturing and distributing Products to OEMs and aftermarket suppliers in automotive, light, medium and heavy duty truck, agricultural, construction equipment, marine, RV, and related industries (the “Business”).

B.           Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Acquired Assets, upon the terms and subject to the conditions of this Agreement.

Agreements

The parties, intending to be legally bound, agree as follows:

I.     PURCHASE OF ACQUIRED ASSETS AND

ASSUMPTION OF LIABILITIES

1.1.         Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer and Buyer shall purchase, free and clear of all Liens other than Permitted Liens, all of such Seller’s right, title and interest in, to and under the Acquired Assets.

1.2.         Acquired Assets. The term “Acquired Assets” means the Acquired Personal Property and all of the other assets, properties, goodwill and rights that are owned, leased or licensed by each Seller on the Closing Date and which relate primarily to, or are used or held for use primarily in, the operation of the Business, of whatever kind and nature, real or personal, tangible or intangible, and wherever located, other than the Excluded Assets, with such assets including, but not limited to, the following to the extent they relate primarily to, or are used or held for use primarily in, the operation of the Business:

(a)          all finished goods inventories used primarily in the operation of the Business, including any such inventories located in the Canton Facilities and in the Juarez Facilities (“Inventory”);

(b)          all right, title and interest of each Seller in, to and under all Contracts, including Intellectual Property Agreements, to which such Seller is a party or by which such Seller is bound or to which any of the Acquired Assets are subject, including those that are listed on Schedule 3.15 (the “Assigned Contracts”);

(c)          except for the Z09 A/M US Car IP Rights, all right, title and interest of each Seller in, to and under all Intellectual Property Rights and other intangible assets, including that which is listed on Schedule 3.19(a) and Schedule 3.19(b) (including goodwill) (collectively, the “Intellectual Property Assets”), with Sellers receiving from Buyer a perpetual, royalty-free license to certain Intellectual Property Assets pursuant to the Grant-back IP License Agreement;

(d)          to the extent legally assignable, all Permits;

(e)          all uniform product codes;

(f)          all of Sellers’ rights to any Proceedings of any nature available to or being pursued by Sellers to the extent primarily related to the Assumed Liabilities, whether arising by way of counterclaim or otherwise, provided that, to the extent such rights relate to the Warranty Liabilities, such rights revert to the Sellers to the extent the Warranty Liabilities exceed the Warranty Threshold;

(g)          all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent primarily related to the Assumed Liabilities, provided that, to the extent such rights relate to the Warranty Liabilities, such rights revert to the Sellers to the extent the Warranty Liabilities exceed the Warranty Threshold;

(h)          all insurance benefits, including rights and proceeds, but only to the extent related to Acquired Assets which were paid for as part of the Purchase Price but were not delivered to the Buyer due to loss or destruction and for which the Buyer does not have an adequate remedy under this Agreement for reimbursement of the portion of the Purchase Price paid with respect to such lost or destroyed Acquired Assets;

(i)            to the extent available, originals (or copies, if available, to the extent originals are not available) of all books and records related to the Business, including, but not limited to, books of account, financial, accounting and property records, production records, machinery and equipment manuals and maintenance files, bills of material, quality control records and procedures, designs, drawings, specifications, gerber files, images and schematics of Products and their various components (including those certain printed circuit boards sourced from Sellers’ Affiliate), customer lists and records (including invoices, purchasing histories, price lists and customer complaints and inquiry files), supplier lists and records (including invoices, purchasing histories and price lists), research and development records and data, and sales material and records (including product catalogs, pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices);

(j)           all computers, hardware, software and other information technology assets and systems that are embedded in and a part of the Acquired Personal Property; and

(k)          all goodwill and the going concern value of the Business.

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1.3.         Excluded Assets. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Excluded Assets are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing. The term “Excluded Assets” means:

(a)          all corporate seals, organizational documents, minute books, stock books, Tax Returns, or other records having to do with the corporate organization of each Seller, and all employee-related or employee benefit-related files or records and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(b)          all Tax assets of each Seller, including all prepayments and claims with respect to or for any federal, state, local or foreign Taxes;

(c)          all cash and cash equivalents;

(d)          all computers, hardware, software and other information technology assets and systems, other than that which is embedded in and a part of the Acquired Personal Property;

(e)          all Receivables due each Seller from third parties in respect of goods sold or services rendered by such Seller on or before the Closing Date;

(f)          the Excluded Personal Property;

(g)          the Z09 A/M US Car IP Rights;

(h)          all Contracts that are not Assigned Contracts, including the Master Business Services Agreement, the Master Cost Sharing Agreement, the Omnibus Intellectual Property License Agreement and the other Contracts listed on Schedule 1.3(h);

(i)           all Intellectual Property Rights that are not Intellectual Property Assets;

(j)          all of Sellers’ Employee Plans or other assets attributable thereto;

(k)          all of Sellers’ insurance policies and all rights to applicable claims and proceeds thereunder, except for any insurance benefits described in Section 1.2(h);

(l)          all assets, properties and rights of Sellers other than Acquired Assets;

(m)          all rights to use telephone numbers, telecopy numbers, e-mail addresses and listings used by each Seller related to the Business;

(n)          the rights which accrue or will accrue to each Seller under the Transaction

Documents;

(o)          all real property that is owned, leased or licensed by each Seller;

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(p)          all of Sellers’ rights to any Proceedings of any nature available to or being pursued by Sellers, except those set forth in Section 1.2(f), whether arising by way of counterclaim or otherwise; and

(q)          all of Sellers’ rights under warranties, indemnities and all similar rights against third parties, except those set forth in Section 1.2(g); and

(r)          all inventories (other than finished goods inventories), including raw materials, work in process, components, spare parts, supplies and packaging materials (collectively, “R/M & WIP”).

1.4.         Certain Liabilities Assumed. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume and agree to pay, perform and discharge only the following liabilities of Sellers (subject to the limitations in Section 1.5), which shall be referred to herein collectively as the “Assumed Liabilities”:

(a)          except as otherwise provided in Section 1.4(b), all obligations and liabilities of each Seller under the Assigned Contracts to the extent that such obligations and liabilities are required to be performed after the Closing Date and were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance or other breach, default or violation by such Seller; and

(b)          all obligations and liabilities of each Seller under Assigned Contracts for product warranty and recall claims, including to repair, replace or refund the purchase price paid for Products and/or provide reimbursement for material costs, labor, freight and other costs and expenses relating thereto, in each case, (whether identified as such or as a customer satisfaction campaign, recall or term of similar import, including those obligations and liabilities of Sellers to customers arising under the Assigned Contracts and relating to the safety related recall for certain ignition switches initiated by Sellers in May 2013) relating to Products sold or manufactured by such Seller with respect to the Business on or before the Closing Date (the “Warranty Liabilities”).

1.5.         Liabilities Not Assumed. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Excluded Liabilities. The term “Excluded Liabilities” means any and all obligations, liabilities, contracts or commitments of any Seller or any of their Affiliates of any kind or nature whatsoever, whether known or unknown, liquidated or unliquidated, accrued or unaccrued, absolute, contingent or otherwise, except for the Assumed Liabilities listed in Section 1.4. The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. Without limiting the generality of the foregoing and notwithstanding anything to the contrary contained elsewhere in this Agreement, Excluded Liabilities shall include, but are not limited to, the following:

(a)          any real property owned, leased or licensed by Sellers;

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(b)          subject to Buyers’ obligation to reimburse Sellers for certain employee retention costs under the Contract Manufacturing Agreement, any employee-related matters, including any liabilities in respect of any present or former employees, officers, directors, independent contractors or consultants of Sellers, including any liabilities associated with any claims for any compensation or other amounts payable, including wages, commissions, bonuses, accrued vacation, fringe, pension or profit sharing benefits or severance, retention or termination pay, and for medical, dental, life insurance, workers’ compensation or disability benefits or any other benefits under Sellers’ Employee Plans brought by or in respect of any current or former employee, officer, director, independent contractor or consultant of Seller or any spouse, dependent or beneficiary thereof;

(c)          any obligations or liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of any Transaction Documents, including fees and expenses of counsel, accountants, consultants, advisers, brokers and others;

(d)          any accounts payable of Sellers (including sales commissions for sales made prior to the Closing Date) to third parties in connection with the Business;

(e)          any obligations and liabilities of Sellers in respect of any purchasing incentive programs, including credits, discounts, allowances (including over-stock returns, stock adjustments, obsolescence returns), rebates and other customer pricing and/or payment incentives relating to any products sold by Sellers on or before the Closing Date;

(f)          any obligations and liabilities of Sellers for: (i) any product liability or claim for personal or bodily injury (including death) or property damage; or (ii) except to the extent comprising Warranty Liabilities, any warranty, recall, product defect or similar claims, in each case relating to any products sold by Sellers on or before the Closing Date, including any obligations and liabilities of Sellers under applicable Law arising from the safety related recall for certain ignition switches initiated by Sellers in May 2013;

(g)          any liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law, including any Environmental Laws;

(h)          except as set forth in Article VI, any liabilities for Taxes of Sellers or any of their Affiliates of any kind or description, including any Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities, or arising out of the consummation of the transactions contemplated hereby;

(i)           any liabilities in respect of any Proceedings, whether pending or threatened as of the Closing Date or arising thereafter, relating to, arising out of or otherwise in respect of the operation of the Business, the Acquired Assets or the Assumed Liabilities to the extent such Proceedings relate to such operation on or before the Closing Date; and

(j)          any liability related to closure of the Canton Facilities, including any and all obligations and liability under the WARN Act.

1.6.         Purchase Price.  The total consideration for the Acquired Assets will be the following (the “Purchase Price”):

(a)          an amount equal to $40,000,000 (the “Estimated Cash Purchase Price”), plus or minus the Inventory Adjustment (the “Cash Purchase Price”); and

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(b)          the assumption of the Assumed Liabilities.

1.7.         Allocation. Within thirty (30) days after the Closing Date, Buyer shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Acquired Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law as appropriate) and Exhibit A attached hereto. The Allocation Schedule shall be deemed final unless Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule within fifteen (15) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by the Reviewing Expert. The fees and expenses of such Reviewing Expert shall be borne equally by Sellers and Buyer. Sellers and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule. Neither Buyer nor Sellers shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

1.8.         Calculation of Inventory Adjustment and Payment of Final Cash Purchase Price.

(a)         Adjustment Amount.   After the Closing, the Estimated Cash Purchase Price shall be adjusted, on a dollar-for-dollar basis, in an amount equal to the Inventory Adjustment. The Cash Purchase Price as finally determined pursuant to this Section 1.8 is referred to as the “Final Cash Purchase Price”.

(b)          Closing Inventory Information. Sellers shall perform an audit count of Inventory within the first week following the Closing using the methods, practices, policies and procedures mutually agreed between the parties (the “Audit Cycle Count”). On or before the thirtieth (30th) calendar day following the Closing Date, Sellers shall (i) prepare, or cause to be prepared, a calculation of the value of the Inventory as of the Closing Date on an unaudited basis in accordance with the results of the Audit Cycle Count and its historical accounting practices as reflected in the Asset Lists and consistent with Section 3.6 hereof, as well as the Inventory Adjustment and Final Cash Purchase Price based thereon (collectively, the “Closing Inventory Information”) and (ii) deliver the Closing Inventory Information to the Buyer. The Buyer shall have the right, at the Buyer’s sole expense, to observe the Audit Cycle Count performed by the Sellers in connection with the preparation of the Closing Inventory Information.

(c)          Review; Notice of Disagreement. During the thirty (30) day period following the Buyer’s receipt of the Closing Inventory Information, the Buyer shall be permitted to review the books, records, accounting records and accounting work papers used in the preparation of the Closing Inventory Information. The Final Cash Purchase Price as calculated by the Sellers shall become final and binding upon the Parties on the thirty (30th) calendar day following the Buyer’s receipt of the Closing Inventory Information, unless the Buyer gives written notice of its disagreement thereof to the Sellers prior to such date (the “Notice of Disagreement”). The Notice of Disagreement shall specify the Buyer’s calculation of the Closing Inventory Information.

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(d)          Final Determination. If the Buyer timely delivers to the Sellers the Notice of Disagreement, then the calculation of the Cash Purchase Price shall become final and binding upon the Parties on the earlier of (i) the date Buyer and Sellers resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement, or (ii) the date all disputed matters are finally resolved in writing by the Reviewing Expert. If Buyer and the Sellers fail to resolve the issues outstanding with respect to the Notice of Disagreement and the calculation of the Cash Purchase Price within thirty (30) days (or such longer time as the parties mutually agree in writing) after Sellers’ receipt of the Notice of Disagreement, Buyer and Sellers shall submit the issues remaining in dispute to the Reviewing Expert. Sellers and Buyer shall jointly instruct the Reviewing Expert that it (A) shall act as an expert and not as an arbitrator, (B) shall review only the matters that were included in the Closing Inventory Information and/or the Notice of Disagreement, (C) shall make its determination based upon the terms and conditions set forth in this Section 1.8 and within the range submitted by the Parties, and (D) shall render its decision within sixty (60) days after the referral of the dispute to the Reviewing Expert for a decision pursuant hereto. The determination by the Reviewing Expert shall be final, binding and conclusive on the Parties, absent manifest error. The fees and expenses of the Reviewing Expert incurred in rendering any judgment pursuant to this Section 1.8 shall be borne by the Buyer and the Sellers in inverse proportion as to which each is successful, based upon the determination of the Reviewing Expert on the merits. For example, if the Buyer challenges the calculation of the Inventory Adjustment by an amount of $100,000, but the Reviewing Expert determines that the Buyer has a valid claim for only $40,000 (i.e., the Buyer prevails as to 40% of its claim), then the Sellers shall bear 40% of the fees and expenses of the Reviewing Expert and the Buyer shall bear the other 60% of such fees and expenses. The fees and expenses of the Sellers’ advisors incurred in connection with their review of the Closing Financial Information and, if applicable, the Notice of Disagreement, shall be borne by Sellers, and the fees and expenses of Buyer’s advisors incurred in connection with its preparation of the Closing Financial Information, and, if applicable, the Notice of Disagreement, shall be borne by Buyer. Judgment may be entered upon the determination of the Reviewing Expert in any court having jurisdiction over the Party against which such determination is to be enforced. The final determination of the Purchase Price under this Section 1.8 shall not impair any other rights of a Party under this Agreement, including any rights to indemnification.

(e)          Post-Closing Payment.

(i)           Within five (5) Business Days after the calculation of the Final Cash Purchase Price becomes final and binding on the Parties, Buyer shall pay to the Sellers the amount of any Positive Inventory Adjustment by wire transfer of immediately available funds to the account or accounts as specified by the Sellers.

(ii)          Within five (5) Business Days after the calculation of the Final Cash Purchase Price becomes final and binding on the Parties, Sellers shall pay to the Buyer the amount of any Negative Inventory Adjustment by wire transfer of immediately available funds to the account or accounts as specified by the Buyer.

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If Buyer or Sellers, as the case may be, shall fail to pay the amount due and owing in accordance with this Section 1.8(e), such unpaid amount shall bear interest at the Prime Rate, plus three percent (3%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

II. CLOSING

2.1.         Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) is hereby taking place on the date first written above (“Closing Date”) via exchange of PDF or facsimile signatures or in such other manner as may be mutually agreed upon between Buyer and Sellers. For financial and accounting purposes, the Closing shall be effective at 12:01 a.m. on the Closing Date.

2.2.         Deliveries at the Closing.

(a)	Seller Deliveries. At Closing, Sellers shall deliver to Buyer:

(i)           a duly executed assignment and assumption agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(ii)          a bill of sale in the form attached hereto as Exhibit C (the “Bill of Sale”) and such deeds, assignments and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Buyer and its counsel, duly executed by Seller;

(iii)         a duly executed Trademark Assignment and Patent Assignment in the forms attached hereto, respectively, as Exhibit D-1 and Exhibit D-2 (collectively, the “IP Assignments”);

(iv)         a duly executed and recorded Release of Trademark Security Agreement and Release of Patent Security Agreement (collectively, the “IP Releases”);

(v)          a duly executed grant-back license agreement in the form attached hereto as Exhibit E (the “Grant-back IP License Agreement”), granting Sellers and their Affiliates a perpetual, royalty-free license to certain Intellectual Property Assets transferred to Buyer from Seller by the IP Assignments, pursuant to the terms and conditions set forth therein;

(vi)         a duly executed license agreement in the form attached hereto as Exhibit F (the “IP License Agreement”), granting Buyer and its Affiliates a perpetual, royalty- free license to use the Z09 A/M US Car IP Rights and the Intellectual Property Rights that are used or held for use by Sellers or their Affiliates in the production of those components and parts that were supplied to the Business by such Affiliates prior to the Closing, in each case pursuant to the terms and conditions set forth therein;

(vii)        a duly executed transition services agreement in the form attached hereto as Exhibit G (the “Transition Services Agreement”);

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(viii)       a duly executed contract manufacturing agreement in the form attached hereto as Exhibit H (the “Contract Manufacturing Agreement”);

(ix)         a duly executed supply agreement in the form attached hereto as Exhibit I, providing for the supply by Sellers to Buyer of products for the Z09 A/M US Car and those components and parts that were supplied to the Business by Affiliates of Sellers prior to the Closing (the “Supply Agreement”);

(x)          duly executed termination statements or discharges in form and substance reasonably satisfactory to Buyer, terminating any and all Liens on the Acquired Assets (other than Permitted Liens);

(xi)         from each Seller a certificate of the Secretary of State in the jurisdiction of its formation as to the good standing as of the most recent practicable date of such Seller; and

(xii)        a certificate, dated as of the Closing Date, signed by an officer of each Seller, and certifying that attached thereto are true and complete copies of (i) such Seller’s articles of organization and bylaws and the names and signatures of its officers executing this Agreement and each Transaction Document to which it is a party, and (ii) all resolutions of the board of directors of such Seller authorizing the execution, delivery and performance by such Seller of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

2.3.         Buyer Deliveries. At Closing, Buyer shall deliver to Sellers:

(i)           the payment of the Estimated Cash Purchase Price by wire transfer of immediately available funds to an account(s) designated by SRI in writing before the Closing Date;

(ii)          the Assignment and Assumption Agreement, the IP Assignments, the Grant-back IP License Agreement, the Z09 A/M US Car IP License Agreement, the Transition Services Agreement, the Contract Manufacturing Agreement and the Supply Agreement, in each case, duly executed by Buyer;

(iii)         a certificate of the Secretary of State of New York as to the good standing as of the most recent practicable date of Buyer; and

(iv)         a certificate, dated as of the Closing Date, signed by an officer of Buyer, and certifying that attached thereto are true and complete copies of (i) Buyer’s certificate of incorporation and bylaws and the names and signatures of its officers executing this Agreement and each Transaction Document to which it is a party, and (ii) all resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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2.4.         Consents of Third Parties. To the extent that any Seller’s rights under any Assigned Contract, Permit or other Acquired Asset to be assigned to Buyer under this Agreement may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

III. REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers represent and warrant to Buyer as follows:

3.1.         Organization and Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the Business, as it is now being conducted. Each Seller has made available to Buyer complete copies of its articles of organization and bylaws. Each Seller is duly qualified or licensed to conduct the Business and in good standing in each jurisdiction in which the nature of the Business makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

3.2.         Authority and Enforceability. Each Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action and no other proceedings on the part of any Seller is necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been and, as of the Closing Date, each other Transaction Document will be duly executed and delivered by each Seller and constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3.         Governmental Authority Consents. No Consent of any Governmental Authority is required for the execution, delivery and performance of this Agreement and the Transaction Documents by any Seller and the consummation by any Seller of the transactions contemplated hereby and thereby.

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3.4.         No Conflict; Third Party Consents. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation by each Seller of the transactions contemplated hereby and thereby will not (i) violate any provision of the articles of organization or bylaws of such Seller, (ii) violate any Law or Governmental Order to which such Seller, the Business or any of the Acquired Assets is subject, (iii) except as set forth in Schedule 3.4, require the consent, notice or other action by any Person (other than Governmental Authorities) under, conflict with, result in any breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give to any Person any rights of or otherwise result in the termination, acceleration, modification or cancellation of any Assigned Contract which is a Material Contract or Permit; or (iv) result in the creation of any Lien on any of the Acquired Assets.

3.5.         Capitalization. All of the shares of capital stock of SCD are held of record by

SRI.

3.6.         Financial Condition. Sellers have previously made available to Buyer complete lists of the Inventory and Acquired Personal Property (the “Asset Lists”), and the management prepared unaudited statement of income of the Business as of December 31, 2018 (the “Income Statement”). The Asset Lists and Income Statement were prepared in accordance with the books and records of Sellers and take into account all facts and information known to or available to the Sellers as of the date hereof. The Income Statement reflects the results of operations of the Business as a standalone operation and was prepared in good faith, using the accounting policies and procedures generally described on Schedule 3.6, which policies and practices have been consistently applied throughout the periods covered, and reflect management’s good faith belief as to what is appropriate for purposes of reflecting the results of operations of the Business as a standalone operation. True, correct and complete copies of the Assets Lists and the Income Statement are attached as Schedule 3.6.

3.7.         No Undisclosed Liabilities. There are no material liabilities of the Business of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) liabilities adequately reflected or reserved against on SRI’s audited balance sheet for the year ended December 31, 2018 (the “Balance Sheet”), (ii) liabilities under an executory portion of Assigned Contracts that are required to be performed after the Closing Date and were incurred in the Ordinary Course of Business, (iii) liabilities for costs and expenses incurred in connection with the transactions contemplated by this Agreement, and (iv) liabilities incurred since December 31, 2018 in the Ordinary Course of Business, and which are not, individually or in the aggregate, material in amount.

3.8.         Absence of Certain Changes. Except for the execution of this Agreement or as contemplated by this Agreement and except as described on Schedule 3.8, from December 31, 2018 and through the date of this Agreement no Seller has, with respect to the Business:

(a)          experienced any event, occurrence or circumstance that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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(b)          transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property Rights or Intellectual Property Agreements;

(c)          materially changed or modified any of its practices with respect to the management, production and distribution of Inventory or R/M & WIP;

(d)          created, incurred or permitted to exist any Lien upon any of the Acquired Assets other than Permitted Liens;

(e)          sold, leased, transferred or assigned any assets, including any Acquired Assets reflected in the Asset Lists, other than the sale of Inventory or assets, valued individually or in the aggregate less than $50,000, that are no longer necessary or required in the conduct of the business, in each case, in the Ordinary Course of Business;

(f)          accelerated, terminated, materially modified or cancelled any Contract (or series of related Contracts) involving annual payments of more than $150,000 to which Seller is a party or by which it is bound;

(g)          entered into any Contract that would constitute a Material Contract;

(h)          canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $100,000 individually or in the aggregate, outside the Ordinary Course of Business;

(i)           experienced any damage, destruction or loss, or any material interruption in use (whether or not covered by insurance) to any of its property that would reasonably be expected to have a Material Adverse Effect;

(j)          failed to make any material expenditures in connection with the normal maintenance, repair and replacement of any material assets comprising the Acquired Assets and used in connection with the operation of the Business in accordance with its past custom and practice;

(k)          materially changed any of its methods of accounting or any other accounting practice with respect to the Business;

(l)          materially changed any of its cash management practices and policies, including billing and collecting for Products sold, extending customers credit, collecting Receivables and paying expenses and accounts payable or otherwise changing its handling of short-term assets and liabilities of the Business; or

(m)          committed to do any of the foregoing.

3.9.         Inventories. All Inventory reflected on the Asset Lists and all R/M & WIP (i) was acquired and has been maintained in the Ordinary Course of Business; and (ii) subject to any reserve for obsolete inventory recorded by Sellers, consists of items of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business. All Inventory and R/M & WIP is owned by Sellers free and clear of all Liens, and is presently, and at Closing (or, with respect to R/M & WIP, the date of transfer to Buyer) will be, located at Sellers’ Canton Facilities or Juarez Facilities or in transit to or from such facilities. No Inventory reflected on the Asset Lists or R/M & WIP is held on a consignment basis.

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3.10.      Title. Sellers have good and marketable title to all of the Acquired Assets free and clear of all Liens of any nature whatsoever, except: (i) as set forth on Schedule 3.10, and (ii) Permitted Liens.

3.11.      Condition and Sufficiency of Assets; Acquired Personal Property; Excluded Personal Property.

(a)          The Acquired Assets have been maintained and repaired in the Ordinary Course of Business and are in such condition and repair, reasonable wear and tear excepted, as is suitable for the purposes for which they are presently used by Sellers.

(b)          Except as disclosed on Schedule 3.11(b), the Acquired Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, except for (i) the Z09 A/M US Car IP Rights and other Intellectual Property Rights which will be licensed to Buyer pursuant to the IP License Agreement; (ii) the customer-owned tooling; (iii) any non-Acquired Assets used by the Sellers for purposes of performing their obligations under the Supply Agreement and the Transition Services Agreement; and (iv) the Excluded Personal Property.

(c)          All Acquired Personal Property used or held for use in the operation of the Business is presently, and at Closing will be, located at Sellers’ Canton Facilities or Juarez Facilities.

(d)          All customer-owned tooling used or held for use in the operation of the Business is presently, and at Closing will be, located at Sellers’ Canton Facilities or Juarez Facilities or, in the case of customer-owned tooling that is used by Sellers’ suppliers, at the facilities of such suppliers. To the Knowledge of Sellers, Schedule 3.11(d), after being updated by Sellers within sixty (60) days after the Closing Date, will accurately reflect the identity and location of the customer-owned tooling that is used by Sellers or their suppliers in the Business.

(e)          The Excluded Personal Property includes the tangible personal property listed on Schedule 3.11(e).

3.12.      Leased Personal Property. Schedule 3.12 contains a complete list as of the date of this Agreement, of all leases and other agreements under which any Seller leases any Acquired Personal Property and which obligates such Seller to make annual lease payments in excess of $25,000. Seller has made available to Buyer complete copies of all such leases and agreements.

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3.13.      Employment Matters.

(a)          Schedule 3.13 contains a list of (i) all salaried Employees of the Business located in the United States as of the date hereof, including any Employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such individual his/her name and title or position (including whether full-time or part-time), and (ii) all Persons engaged by Sellers as independent contractors as of the date hereof to provide services relating to the operations, customers or suppliers of the Business, including sales agents and consultants.

(b)          Each Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to Employees, consultants and independent contractors of the Business.

(c)          Except as disclosed on Schedule 3.13: (i) each Seller is not a party to or bound by any collective bargaining agreement with respect to the Employees; (ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Sellers, threatened against any Seller with respect to the Employees; (iii) there is no, nor, to the Knowledge of the Sellers, is there a current threat of, a labor strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Seller or any Employees in connection with the Business; and (iv) no action, suit or complaint, by or before any court, governmental, or administrative agency or commission brought by or on behalf of any Employees or former Employee is pending or, to the Knowledge of Sellers, threatened.

3.14.      Employee Benefit Plans.

(a)          Schedule 3.14 contains a complete list of all Employee Plans for United States Employees.

(b)          Except as set forth in Schedule 3.14, (1) no Seller has any unfunded liabilities in connection with any of the Employee Plans; and (2) all contributions, premium payments and other payments due from each Seller to or under such Employee Plans have been paid in a timely manner.

(c)          None of Sellers nor any of their Affiliates have incurred or will incur any withdrawal liability (whether partial or otherwise) with respect to any “multiemployer plan” (as defined in ERISA Section 3(37)) involving the Business, which liability has not or will not have been fully paid by the Closing Date, nor will any such withdrawal occur or be initiated at any time on or before the Closing Date.

(d)          Except as set forth in Schedule 3.14, each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of ERISA, the Code, other applicable Law, and all regulations thereunder.

3.15.      Material Contracts.

(a)          For purposes hereof, the term “Material Contracts” shall mean all

Contracts:

(i)           for the purchase or sale by any Seller of goods or services involving annual payments by the Business anticipated as of the date of this Agreement to be in excess of $250,000, or involving annual receipts by the Business anticipated as of the date of this Agreement to be in excess of $250,000, in each case, other than purchase orders relating to pending capital expenditures and other purchase orders or sales orders entered into in the Ordinary Course of Business;

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(ii)          requiring any Seller to (x) purchase a stated portion of the requirements of the Business, or (y) sell a stated portion of the outputs of the Business, other than Contracts with customers of Sellers entered into in the Ordinary Course of Business;

(iii)         providing for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person with respect to the Business, other than Contracts with customers and suppliers of Sellers entered into in the Ordinary Course of Business;

(iv)         relating to indebtedness for borrowed money (including guarantees) of any Seller applicable to the Business involving an amount in excess of $100,000;

(v)          with any Governmental Authority or any Affiliate of Seller;

(vi)         relating to leases, licenses, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Acquired Personal Property relating to the Business, in each case involving an amount in excess of $250,000 per annum;

(vii)        constituting a collective bargaining agreement or other Contract with any labor union covering any of the Employees;

(viii)       relating to any material joint venture, partnership or similar legal relationship with respect to the Business;

(ix)         that prohibits Seller from competing in any geographical area with respect to the Business or from soliciting customers or suppliers with respect to the Business; or

(x)          that are material to the Acquired Assets or the operation of the Business and not otherwise referenced by clauses (i) – (ix) above.

(b)          Schedule 3.15 sets forth a complete list, as of the date hereof, of all Material Contracts Sellers have heretofore made available to Buyer complete copies (or in the case of any oral agreements, complete and correct written descriptions) of all Assigned Contracts and Material Contracts (other than purchase orders with customers and suppliers entered into in the Ordinary Course of Business). Each Assigned Contract and each Material Contract is valid, binding and enforceable against such Seller, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies. Each Seller has performed, in all material respects, all obligations under the Assigned Contracts and Material Contracts required to be performed by it and no event or circumstance has occurred that, with notice or lapse of time, would constitute an event of default under any Assigned Contract or Material Contract. To the Knowledge of Sellers, there is no material breach or anticipated breach by any other party to any Assigned Contract or Material Contract. There are no material disputes pending, or to the Knowledge of Sellers, threatened in writing under any Assigned Contract or Material Contract.

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3.16.      Customers and Suppliers. Except as set forth in Schedule 3.16, each Seller has not received any written notice, and to the Knowledge of Seller has no reason to believe based on the receipt of any written notice, that (a) any Significant Customer has ceased, or intends to cease, to purchase the goods or services of the Business or to otherwise terminate or materially reduce its business relationship with respect to the Business; or (b) any Significant Supplier has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its business relationship with respect to the Business. The term “Significant Customer” means each customer of the Business who has paid aggregate consideration to Sellers for goods or services rendered in an amount greater than or equal to $250,000 for each of the two (2) most recent fiscal years, and the term “Significant Supplier” means each supplier of the Business to whom Sellers have paid consideration for goods or services rendered in an amount greater than or equal to $250,000 for each of the two (2) most recent fiscal years. Schedule 3.16 contains a complete list of the Significant Customers and Significant Suppliers and the dollar volume of business with each Significant Customer and Significant Supplier for the two (2) most recent fiscal years.

3.17.      Taxes.

(a)          Each Seller and its Mexican Subsidiary has (i) timely filed all material Tax Returns which are required to be filed by such Seller or its Mexican Subsidiary with respect to any Taxes, and (ii) paid all Taxes due or assessed pursuant to the Tax Returns.

(b)          All Tax Returns are true, complete and correct in all material respects, and properly reflect the liabilities of Seller or its Mexican Subsidiary for Taxes for the periods, properties or events covered thereby.

(c)          Except as set forth in Schedule 3.17, no extensions of time in which to file any material Tax Returns have been executed or filed with any taxing authority.

(d)          Each Seller and its Mexican Subsidiary has not received any notice of assessment of additional Taxes and have not executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes.

(e)          There are no material claims, examinations, Proceedings or proposed deficiencies for Taxes pending or, to the Knowledge of Sellers, threatened against any Seller or its Mexican Subsidiary. Each Seller and its Mexican Subsidiary is current in the payment of all withholding and other Employee-related Taxes which are due and payable.

(f)          There are no Liens for Taxes upon any of the Acquired Assets nor, to the Knowledge of Sellers, is any taxing authority in the process of imposing any Liens for Taxes on any of the Acquired Assets (other than for current Taxes not yet due and payable).

(g)          Except as set forth in Schedule 3.17, no Seller has been audited by the Internal Revenue Service or any other Governmental Authority within the past five years.

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(h)          No Seller nor any of their Subsidiaries are or have been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treas. Reg. Section 1.6011-4(b).

(i)           None of the Acquired Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j)          None of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(k)          Sellers’ Mexican Subsidiary maintains a Maquiladora Program and a Certification, which are in good standing under applicable Law. All Inventory and R/M & WIP located in Mexico at the time of the Closing has been imported into Mexico in compliance with applicable customs Law, under a temporary importation scheme through Sellers’ Maquiladora Program and the Certification of Sellers’ Mexican Subsidiary. The temporary importation period with respect to said Inventory and R/M & WIP has not expired and will not expire at Closing or, with respect to R/M & WIP, the date of transfer to Buyer.

3.18.      Permits. Schedule 3.18 contains a complete list of all material Permits (other than Environmental Permits disclosed on Schedule 3.22) used by any Seller that are related to the operation or conduct of the Business or the ownership and use of the Acquired Assets. All material Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Acquired Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such material Permits as of the date hereof have been paid in full. To the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.18.

3.19.      Intellectual Property Rights.

(a)          Schedule 3.19(a) contains a complete list of all Intellectual Property Registrations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)          Schedule 3.19(b) contains a complete list of all material Intellectual Property Agreements. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.

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(c)          Sellers have good and marketable title to the Intellectual Property Assets, free and clear of Liens other than Permitted Liens, and are the record owner of the Intellectual Property Registrations. Except for the Z09 A/M US Car IP Rights, the Intellectual Property Assets are all of the Intellectual Property Rights used or held for use in or necessary for the conduct of the Business as currently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property Asset as owned, used or held for use in or necessary for the conduct of the Business as currently conducted. To the Knowledge of Sellers, all of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Sellers have taken reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

(d)          To the Knowledge of Sellers, the conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets in connection therewith, and the products, processes and services of the Business have not infringed, misappropriated or otherwise violated the Intellectual Property Rights or other rights of any Person.

(e)          There are no Proceedings (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or, to the Knowledge of Sellers, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property Rights of any Person by any Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by any Seller or any other Person alleging any infringement, misappropriation or violation by any Person of any Intellectual Property Assets. No Seller is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. No Seller is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

3.20.      No Pending Proceedings. Except as set forth in Schedule 3.20, there are no Proceedings pending or, to the Knowledge of Sellers, threatened by or against any Seller relating to the Business, the Acquired Assets or the Assumed Liabilities. To the Knowledge of the Sellers, no event has occurred or circumstances exist which could reasonably be expected to result in any Proceeding that would have a Material Adverse Effect. There are presently no outstanding Governmental Orders of any Governmental Authority or order of any arbitrator against or affecting any of the Business, the Acquired Assets or the Assumed Liabilities.

3.21.      Compliance with Laws. Except as set forth in Schedule 3.21, within the last three (3) years, the Business has been conducted in compliance in all material respects with all applicable Laws. Within the last three (3) years, no notice, citation, summons or order has been assessed and no Proceeding, investigation or review is pending or, to the Knowledge of Sellers, threatened by any Governmental Authority with respect to any actual or alleged violation by a Seller of any Law with respect to the Business.

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3.22.      Environmental Matters.

(a)          Schedule 3.22 contains a description of all Environmental Permits currently held by each Seller in connection with the operation of the Business and a complete list of all solid waste and hazardous waste disposal, treatment, and storage facilities which are presently used by each Seller in the operation of the Business for disposal of Hazardous Substances. Each Seller has obtained and is in material compliance with all Environmental Permits necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Acquired Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by such Seller through the Closing Date in accordance with Environmental Law. No Seller has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of any Environmental Permit.

(b)          Except as set forth in Schedule 3.22:

(i)           No Seller has received from any Person with respect to the Business or the Acquired Assets any: (i) Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date;

(ii)          each Seller is currently and has been operating the Business in compliance with all Environmental Laws; and

(iii)         no spill, leak, discharge, deposit, emission or other release or threat of release of any Hazardous Substances has occurred with respect to the Business or the Acquired Assets or has occurred on, at or from any real property owned, leased or operated by any Seller with respect to the Business, and no Seller has received written notice that any of the Business or the Acquired Assets or real property owned, leased or operated by any Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Substances which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller.

3.23.      Insurance Coverage. Each Seller maintains liability, casualty, property loss and other insurance coverages with respect to the conduct of the Business in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations. Schedule 3.23 sets forth (a) a complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by each Seller and relating to the Business, the Acquired Assets or the Assumed Liabilities; and (b) with respect to the Business, the Acquired Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each Seller for the last three (3) years. There are no claims related to the Business, the Acquired Assets or the Assumed Liabilities pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

3.24.      Warranty and Products Liability. With respect to the Business, except as set forth in Schedule 3.24:

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(a)          no Seller has made any warranties with respect to its Products or services which are in force as of the date of this Agreement, except as set forth (i) in the copy of (or in the case of any oral agreements, written description of) the Assigned Contracts heretofore made available to Buyer and (ii) purchase orders with customers and suppliers entered into in the Ordinary Course of Business, which do not contain provisions that differ materially from the customer and supplier purchase orders that Seller has heretofore made available to Buyer;

(b)          there are no obligations or liabilities of or Proceedings pending against any Seller and, to the Knowledge of Sellers, no obligations or liabilities or Proceedings are threatened against any Seller, with respect to any product liability (or similar claim) of any Seller or product warranty (or similar claim) of any Seller that relates to any Product manufactured, shipped or sold by Sellers;

(c)          to the Knowledge of Sellers, there is no alleged or actual defect in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any Product (or component thereof) which has been manufactured, shipped or sold by Sellers; and

(d)          there has not been any event or occurrence that, with or without notice or lapse of time, would reasonably be expected to result in any material product recall, rework or retrofit relating to any Product which has been manufactured, shipped or sold by Sellers.

3.25.      Brokers and Finders. Except for Angle Advisors, LLC, whose fees and expenses shall be paid solely by Sellers, no Seller is a party to any Contract under which such Seller could be obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.26.      Transactions with Affiliates. Except as set forth on Schedule 3.26, there are no intercompany services or products being provided by (a) the Business to any Seller or any Affiliate of such Seller or (b) any Seller or any Affiliate of such Seller to the Business, and there are no Contracts between or among Sellers and any Affiliate of Sellers with respect to the Business.

3.27.      Limitation on Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR AS AND TO THE EXTENT REQUIRED BY THIS AGREEMENT TO BE SET FORTH IN THE DISCLOSURE SCHEDULES, NONE OF SELLERS, THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ENVIRONMENTAL MATTERS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT. ALL OTHER REPRESENTATIONS OR WARRANTIES BY SELLERS ARE HEREBY DISCLAIMED.

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IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

4.1.         Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted.

4.2.         Authority and Enforceability. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action and no other proceedings on the part of Buyer is necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and as of the Closing Date, each other Transaction Document will be duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3.         Third-Party Consents. No Consent of any Governmental Authority is required for the execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby.

4.4.         No Conflict or Violation. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) violate any provision of the certificate of incorporation or bylaws of Buyer; (ii) violate any Law or any Governmental Order to which Buyer is subject; or (iii) require the consent, notice or other action by any Person under, conflict with, result in any breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give to any Person any rights of or otherwise result in the termination, acceleration, modification or cancellation of any Assigned Contract or Permit; or (iv) result in the creation of any Lien on any of its assets, except, with respect to clauses (iii) and (iv) above, such action as is required to be taken under its credit agreement and any Liens resulting therefrom.

4.5.         Financing. Buyer has funds sufficient to consummate the transactions contemplated by this Agreement and will have such funds at the Closing.

4.6.         Buyer’s Maquiladora Program. Buyer’s Mexican Subsidiary maintains a Maquiladora Program in good standing under applicable Law.

4.7.         Brokers and Finders. Neither Buyer nor any of its Affiliates is a party to any Contract under which Sellers could be obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

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4.8.         Limitation on Warranties.

(a)          BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR AS AND TO THE EXTENT REQUIRED BY THIS AGREEMENT TO BE SET FORTH IN THE DISCLOSURE SCHEDULES, NONE OF SELLERS, THEIR AFFILIATES OR ANY OTHER PERSON HAS MADE OR MAKES, AND BUYER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ENVIRONMENTAL MATTERS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

(b)          Buyer acknowledges and agrees that, in entering into this Agreement and in consummating the transactions contemplated hereby, it has relied and will rely solely upon its own investigation and analysis and the representations and warranties contained in this Agreement, the Transaction Documents and in the Disclosure Schedules.

V. COVENANTS

5.1.         Assistance in Proceedings. Without agreeing to be a named party in, or incurring any costs related to, any Proceeding, Sellers and Buyer (and each of their Representatives) shall mutually cooperate with each other in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any of the transactions contemplated by this Agreement, or (b) any third party claims made against or incurred by Sellers for periods prior to the Closing or third party claims made against or incurred by Buyer for periods after the Closing, in each case relating to the Business.

5.2.         Retention of and Access to Books and Records. In order to facilitate the resolution of any third party claims made against or incurred by Sellers for periods prior to the Closing or third party claims made against or incurred by Buyer for periods after the Closing or for any other reasonable purpose, after the Closing Date, each party shall retain for the period of time required by its document retention policy (but in no event for a period of less than seven years) the books and records related to the Business that are within such party’s possession or control. During such period, each party shall provide the other party and its Representatives reasonable access thereto, during normal business hours and on at least three (3) Business Days’ prior written notice.

5.3.         Further Assurances. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the parties will take such further actions (including the execution and delivery of such further documents and instruments) as any other party may reasonably request to carry out the provisions of this Agreement and the Transaction Documents and give effect to the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, the parties agree to: (a) make any Acquired Assets that were not delivered to Buyer at Closing available to Buyer for pickup without payment of any additional Purchase Price, and (b)(i) cooperate reasonably with each other after the Closing to assist the Buyer in identifying any assets which, as of the Closing Date, are used in the Business (other than Excluded Assets), but which were not delivered to the Buyer as part of the Acquired Assets, and (ii) engage in good faith discussions to assist Buyer in mitigating the losses and additional costs and expenses that it would incur as result of its inability to use, such asset.

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5.4.         Press Releases; Notices to Third Parties. Except as required by applicable Law (including any stock exchange requirements), no party to this Agreement shall make any public statement or releases concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Furthermore, the parties shall cooperate as to the timing and contents of announcements to customers and suppliers of the Business.

5.5.         Covenant Not to Compete.

(a)          Each Seller agrees that, for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, such Seller and its Affiliates shall not, directly or indirectly, for itself or any other Person:

(i)           engage in, assist others in engaging in or invest in, own, manage, operate, consult with, provide financing to, or join, control or participate in the ownership, management, operation or control of, or the provision of financing to, any Person engaged in the Business or any activities competitive with the Business as it was conducted as of the Closing Date, anywhere in North America; or

(ii)          cause, induce or encourage any actual or prospective customer, client, supplier or other business relation of the Business (whether any such customer, client, supplier or other business relation was formed prior to or after the date of this Agreement) to cease or otherwise reduce or modify its relationship with the Business.

(b)          The parties specifically acknowledge and agree that any breach or threatened breach of this Section 5.5 would give rise to irreparable harm to Buyer and that the remedy at law for any such breach or threatened breach will be inadequate and that Buyer, in addition to any other rights and remedies available to it in respect of such breach or threatened breach, shall be entitled to equitable relief, including a temporary restraining order, temporary and permanent injunctive relief, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or prove actual damage).

(c)          Each Seller acknowledges that the restrictions contained in this Section 5.5 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable under applicable Law in any jurisdiction, the parties agree that the court making the determination of invalidity or unenforceability shall have the power in such jurisdiction to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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(d)          Notwithstanding anything to the contrary in this Section 5.5, except for the limitations set forth in Section 5.5(e), nothing in this Section 5.5 will restrict:

(i)           the Sellers or their Affiliates from purchasing or otherwise acquiring in the aggregate up to five percent (5%) of the outstanding stock of any publicly traded corporation;

(ii)          subject to the conditions set forth in Section 5.5(e), the Sellers or their Affiliates from purchasing or otherwise acquiring a Person engaged in the Business, but only if the gross sales of such Person attributable to the Business as it was conducted as of the Closing Date (the “Competing Business”) are less than 20% of such Person’s total gross sales;

(iii)         the Sellers or their Affiliates from fulfilling their obligations under the Contract Manufacturing Agreement, the Supply Agreement or any other agreements between Buyer and Seller; and

(iv)         the acquisition of a Seller by a Person that is engaged in the Business as it was conducted as of the Closing Date prior to such acquisition (the “Acquiring Company”), in which case such acquisition will not constitute a breach of this Section 5.5 and, moreover, the provisions of this Section 5.5 will not apply to any such Acquiring Company or its Affiliates.

(e)          In the event that a Seller or its Affiliate acquires a Person (in such case, a “Target”) engaged in the Business in accordance with Section 5.5(d)(ii), the Sellers shall:

(i)           provide the Buyer, for a period of ninety (90) days (or such earlier date that Buyer delivers a written notice waiving its right to negotiate as described in this clause) after the consummation of such acquisition (the “Exclusivity Period”), with the exclusive right to negotiate with the Seller for the acquisition by the Buyer or its Affiliates of all of the Competing Business of the Target on terms and conditions mutually agreeable to the parties; and

(ii)          if the Seller and the Buyer do not enter into a definitive agreement for such acquisition during the Exclusivity Period, and if the gross sales of the Target attributable to the Competing Business exceed $10,000,000, then within nine (9) months after the end of the Exclusivity Period, Seller shall enter into a definitive agreement to cause the divestiture of the Competing Business of the Target such that the restrictions set forth in this Section 5.5(d)(ii) would not operate to restrict such ownership and has completed such disposition within six (6) of the date of such definitive agreement (the “Divestiture Period”), provided that if such divestiture has not been consummated due to (x) any applicable waiting period (including extension thereof) applicable to such divestiture under applicable antitrust Laws, or under any other applicable Law or Governmental Order not having expired or been terminated, or (y) the failure to procure or obtain any required governmental, regulatory or third-party consents applicable to such divestiture, then the Divestiture Period will automatically be extended so that it expires one (1) week following the later of the expiration or termination of such waiting period and the procurement or obtainment of all such consents.

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5.6.         Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer; it being understood that any liabilities arising out of the failure of a Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as an Excluded Liability.

5.7.         Wrong Pocket. In the event that Sellers (or any Affiliate thereof) receives any payment related to any Acquired Asset after the Closing (including any Receivables due Buyer from third parties in respect of goods sold or services rendered by Buyer after the Closing Date), Sellers agree to promptly remit (or cause to be promptly remitted) such funds to Buyer on a weekly basis. In the event that Buyer (or any Affiliate of thereof) receives any payment related to any Excluded Asset after the Closing (including any Receivables due Sellers from third parties in respect of goods sold or services rendered by Sellers on or before the Closing Date), Buyer agrees to promptly remit (or cause to be promptly remitted) such funds to Sellers on a weekly basis.

5.8.         Confidentiality.

(a)          The parties acknowledge and agree that the Confidentiality Agreement remains in full force and effect in accordance with its terms, except as it relates to the Business, the Acquired Assets and the Assumed Liabilities.

(b)          Each Seller agrees that following the Closing Date it shall, and shall cause its directors, officers, employees, advisors and Affiliates to, keep the Business Confidential Information (as defined below), confidential for a period of three (3) years from the Closing Date, except that any Business Confidential Information may be disclosed if such disclosure is (i) required by any applicable Law, (ii) necessary to establish rights under this Agreement, (iii) to such Seller’s shareholders, potential investors, potential strategic partners and financing sources, in each case, to the extent that they are bound to a comparable level of confidentiality as set forth in this Agreement, or (iv) to such Seller’s Affiliates, directors, officers, employees, attorneys, agents, and accountants on a reasonable need to know basis. For purposes hereof, the term “Business Confidential Information” means all information that relates to the Business, the Acquired Assets or the Assumed Liabilities, other than any such information that (A) is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.8(b); (B) is disclosed by Buyer to a third party without an obligation of confidence; (C) is developed by any Seller independently of the Business; or (D) is received by any Seller after the Closing Date from a third party without any obligation of confidence. If any Seller or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing so that Buyer may seek an appropriate protective order or other remedy, and provide Buyer reasonable assistance in opposing such disclosure and seeking such protective order or other limitation on disclosure. If, after providing such notice and assistance, Seller or its Representatives remain compelled to disclose such information by law, Seller shall disclose only that portion of such information which such Seller is advised by its counsel is legally required to be disclosed, and use reasonable efforts to obtain reasonable assurances from the applicable court that confidential treatment will be accorded such information.

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5.9.         Warranty Matters. In the event that Sellers are obligated to supply Products after Closing as a result of any Excluded Liabilities, such as an obligation of Sellers under applicable Law arising from a safety related recall, where Buyer would not be obligated to satisfy Sellers’ obligation to supply these Products pursuant to Section 1.4(b) of this Agreement, the Buyer agrees to thereafter supply the Sellers with the Products at a price equal to that which the Sellers had in effect as of the Closing Date (or as of the time closest to the Closing Date), with the other terms and conditions to be substantially the same as those set forth in the Supply Agreement, albeit with the Buyer as the supplier and the Sellers as the purchasers.

5.10.      Maquiladora Programs. Buyer’s and Sellers’ Mexican Subsidiary shall keep their respective Maquiladora Programs in good standing under applicable Law until the Inter- Maquiladora Customs Transfer is completed with respect to all of the Acquired Assets.

5.11.      Covenant Not to Solicit Sellers’ Employees.

(a)          Buyer, for a period (the “Restricted Period”) commencing on the Closing Date and ending on the later to terminate of the Transition Services Agreement or the Contract Manufacturing Agreement, shall not, directly or indirectly, for itself or any other Person induce or attempt to induce any employee, independent contractor or consultant of the Sellers engaged in the Business or in the provisions of the services contemplated by the Transition Services Agreement or the Contract Manufacturing Agreement to leave the employ of, or independent contractor or consulting position with, the Sellers during the Restricted Period, or in any way interfere with the relationship between the Sellers and any such employee, independent contractor or consultant during the Restricted Period or hire or engage any such employee, independent contractor or consultant during the Restricted Period, provided that nothing contained herein shall prevent the Buyer from (i) employing or engaging any such employee, independent contractor or consultant or any other Person who has been terminated by the Sellers after the Restricted Period, or (ii) after consultation with Sellers, soliciting, engaging in discussions with or offering to hire or engage any such employee, independent contractor or consultant during the Restricted Period where such employment or engagement would commence after the Restricted Period.

VI. TAXES

6.1.         Prorations. Sellers shall pay all personal property and similar taxes levied with respect to the Acquired Assets which are due and payable before the Closing Date. All personal property and similar taxes imposed on a periodic basis, in each case levied with respect to the Acquired Assets, other than transfer taxes provided for in Section 2.2, for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Sellers and Buyer as of the Closing Date based on the number of days of such taxable period included in the pre- Closing tax period (including the Closing Date) and the number of days of such taxable period included in the post-Closing tax period. Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the pre-Closing tax period.

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6.2.         Transfer Taxes. All sales, use, transfer, documentary, stamp, registration, value added and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with this Agreement and the other Transaction Documents and reasonable expenses attributable thereto shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers when due. Sellers and Buyer shall cooperate with each other and use their commercially reasonable efforts to minimize the transfer taxes attributable to the transfer of the Acquired Assets. Furthermore, (i) Buyer shall be responsible for and shall pay any Mexican customs duties, Taxes and fees arising from Buyer’s or its Affiliates failure to properly effect the Inter-Maquiladora Customs Transfer, and (ii) Sellers shall be responsible for and shall pay any Mexican customs duties, Taxes and fees arising from Sellers’ or its Affiliates failure to properly effect the Inter-Maquiladora Customs Transfer. Notwithstanding anything to the contrary set forth herein, the parties agree that the Buyer’s Mexican Subsidiary shall not assume any direct or joint import duty liability upon the Inter-Maquiladora Customs Transfer, since the corresponding import duties were exempt or will be paid by the Sellers’ Mexican Subsidiary prior to the Inter- Maquiladora Customs Transfer.

6.3.         Tax Clearance Certificates. Promptly following the execution and delivery of this Agreement, Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where Sellers have a duty to file Tax Returns reporting the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Buyer to any Taxes of Sellers. If any taxing authority asserts that any Seller is liable for any Tax, Sellers shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied, provided, however, if such tax is being contested by Seller in good faith, then such amount need not be paid unless and until a final determination (including exhaustion or conclusion of all appeal rights) is made by the taxing authority or a court of competent jurisdiction that such tax is due and owing.

VII. INDEMNIFICATION

7.1.         Indemnification by Sellers. Subject to the provisions of this Article VII, Sellers shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective Representatives (“Buyer’s Indemnified Persons”) from and against, and shall reimburse Buyer’s Indemnified Persons for, any and all losses, liabilities, damages, deficiencies, judgments, interest, awards, penalties, fines, Legal Expenses and other reasonable costs or expenses of whatever kind (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer’s Indemnified Persons based upon, arising out of, with respect to, by reason of or based upon:

(a)          any breach of any representation or warranty of Sellers set forth in this Agreement, the Transaction Documents (other than the Contract Manufacturing Agreement, the Supply Agreement and the Transition Services Agreement) or in any certificate or instrument delivered by or on behalf of a Seller at the Closing pursuant to this Agreement ;

(b)          any breach by Sellers of any covenant, agreement or other obligation in this Agreement, the Transaction Documents (other than the Contract Manufacturing Agreement, the Supply Agreement and the Transition Services Agreement) or in any certificate or instrument delivered by or on behalf of Sellers at the Closing pursuant to this Agreement;

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(c)          any Excluded Asset or any Excluded Liability;

(d)          Warranty Liabilities in excess of the Warranty Threshold; and

(e)          enforcement of this Section 7.1.

7.2.         Indemnification by Buyer. Subject to the provisions of this Article VII, Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates and their respective Representatives (“Sellers’ Indemnified Persons”) from and against, and shall reimburse Sellers’ Indemnified Persons for, any and all Losses incurred or sustained by, or imposed upon, the Buyer’s Indemnified Persons based upon, arising out of, with respect to, by reason of or based upon:

(a)          any breach of any representation or warranty of Buyer set forth in this Agreement, the Transaction Documents (other than the Contract Manufacturing Agreement, the Supply Agreement and the Transition Services Agreement) or in any certificate or instrument delivered by or on behalf of Buyer at the Closing pursuant to this Agreement;

(b)          any breach or non-fulfillment by Buyer of any covenant, agreement or other obligation in this Agreement, the Transaction Documents (other than the Contract Manufacturing Agreement, the Supply Agreement and the Transition Services Agreement) or in any certificate or instrument delivered by or on behalf of Buyer at the Closing pursuant to this Agreement;

(c)          Buyer’s ownership, use or operation of any Acquired Asset or any Assumed Liability (other than Warranty Liabilities in excess of the Warranty Threshold); and

(d)          enforcement of this Section 7.2.

7.3.         Defense of Third-Party Claims.

(a)          If any Proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify another party (a “Third Party Claim”), the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party forfeits rights or defenses, or otherwise is actually and materially prejudiced thereby. Such written notice shall describe in reasonable detail the facts constituting the basis for such Third Party Claim and the amount of the potential Loss, in each case, to the extent known.

(b)          The Indemnifying Party shall have the right, at its option and expense, to participate in and control the defense of such Third Party Claim; provided, however, that:

(i)           the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the Legal Expenses of counsel to the Indemnified Party; and

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(ii)          if the Indemnifying Party is a Seller, such Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim that:

(A)          seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party: or

(B)          is asserted directly by or on behalf of a Person that is a Significant Customer of the Business, provided that, in such case, (1) the Indemnified Party shall be liable for all of its Legal Expenses, and (2) the Indemnifying Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim.

(c)          If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to notify the Indemnified Party in writing within a reasonable period of time of its election to defend, but not later than five (5) Business Days, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, after prior written notice to the Indemnifying Party (and the opportunity for the Indemnifying Party to cure within five (5) Business Days thereafter, unless the Indemnified Party will forfeit rights or defenses, or otherwise be actually and materially prejudiced thereby) and subject to Section 7.3(d), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. If the Indemnified Party is entitled to assume the control of a Third Party Claim pursuant to Section 7.3(b)(ii) and the Indemnified Party elects not to compromise or defend such Third Party Claim, fails to notify the Indemnifying Party in writing within a reasonable period of time of its election to defend, but not later than five (5) Business Days, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnifying Party may, after prior written notice to the Indemnified Party (and the opportunity for the Indemnified Party to cure within five (5) Business Days thereafter, unless the Indemnifying Party will forfeit rights or defenses, or otherwise be actually and materially prejudiced thereby) and subject to Section 7.3(d), pay, compromise, defend such a Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.8) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, such employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(d)          Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (with such approval not to be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.3(d). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to timely consent hereunder to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the control of a Third Party Claim pursuant to Section 7.3(b)(ii), it shall not agree to any settlement without the written consent of the Indemnifying Party (with such approval not to be unreasonably withheld, conditioned or delayed).

7.4.         Other Claims. Any claim for indemnification which does not result from a Third Party Claim shall be asserted by the Indemnified Party to the Indemnifying Party in writing, setting forth in reasonable detail the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the estimated amount of Losses that have been or may be sustained by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually and materially prejudiced thereby.

7.5.         Payment. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at the Prime Rate, plus three percent (3%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

7.6.         Survival.

(a)          Representations and Warranties. The representations and warranties of each party contained in this Agreement shall survive the Closing for a period ending on the eighteen (18) month “anniversary” of the Closing Date, at which time such representations and warranties shall terminate and thereafter be of no force and effect; provided, however, that:

(i)           the representations and warranties of Sellers set forth in Section 3.1 (Organization and Qualification), in Section 3.2 (Authority and Enforceability), in Section 3.10 (Title) and in Section 3.25 (Brokers and Finders) and of Buyer set forth in Section 4.1 (Organization), in Section 4.2 (Authority and Enforceability) and in Section 4.7 (Brokers and Finders), shall survive indefinitely;

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(ii)          the representations and warranties of Sellers set forth in Section 3.14(c)-(d) (Employee Benefit Plans – ERISA) and in Section 3.22 (Environmental Matters), shall survive the Closing for a period ending on the third (3rd) anniversary of the Closing Date, at which time such representations and warranties shall terminate and thereafter be of no force and effect; and

(iii)         the representations and warranties set forth in Section 3.17 (Taxes), shall survive until sixty (60) days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claim relates, at which time such representations and warranties shall terminate and thereafter be of no force and effect.

Any claim for indemnity under Section 7.1(a) or Section 7.2(a) shall be asserted in writing within the foregoing time periods. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

(b)          Covenants and Agreements. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified herein.

7.7.         Indemnification Limitations. Notwithstanding anything to the contrary in this Agreement:

(a)          Sellers – Basket and Cap. Sellers shall not be liable to Buyer’s Indemnified Persons for indemnification under Section 7.1(a) unless and until the aggregate amount of all Losses in respect of indemnification under Section 7.1(a) exceeds $300,000 (the “Basket”), in which event Sellers shall only be liable for Losses in excess of the Basket. In no event shall Sellers’ maximum aggregate liability for indemnification under Section 7.1(a) exceed ten percent (10%) of the Cash Purchase Price (the “Cap”).

(b)          Buyer – Basket and Cap. Buyer shall not be liable to Sellers’ Indemnified Persons for indemnification under Section 7.2(a) unless and until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds the Basket, in which event Buyer shall only be liable for Losses in excess of the Basket. In no event shall Buyer’s maximum aggregate liability for indemnification under Section 7.2(a) exceed the Cap.

(c)          Carve-Outs – Basket and Cap. Notwithstanding anything else contained in this Section 7.7, the limitations set forth in Section 7.7(a) and Section 7.7(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1 (Organization and Qualification), Section 3.2 (Authority and Enforceability), Section 3.10 (Title), Section 3.25 (Brokers and Finders), Section 4.1 (Organization), Section 4.2 (Authority and Enforceability) and Section 4.7 (Brokers and Finders).

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(d)          Materiality Scrape. Solely for purposes of calculating the amount of Losses related to this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. For the avoidance of doubt, such qualifications shall not be disregarded for any other purposes, including for the purpose of determining whether there has been an inaccuracy in or breach of such representation or warranty.

(e)          Damages. No Indemnified Party shall have a right to indemnification with respect to any incidental, special, punitive, exemplary, indirect or consequential damages, unless if, in each case, (i) awarded to a third party by a court of competent jurisdiction in a final and non-appealable judgment, except for punitive or exemplary damages awarded as a result of the acts or omission of the Indemnified Party, and (ii) actually paid by the Indemnified Party to the third-party claimant. For clarification, no Indemnified Party shall have a right to indemnification with respect to any punitive or exemplary damages awarded as a result of the acts or omission of such Indemnified Party. The Indemnified Party shall use all commercially reasonable efforts to minimize and mitigate any Losses for which indemnification is sought under this Agreement.

(f)          Insurance and Tax Benefit.

(i)           The amount of any Losses for which indemnification is provided for under this Article VII shall be offset by: (A) any amounts recovered by the Indemnified Party as a result of any indemnification, contribution or other similar payment by any third party; (B) any insurance proceeds or other amounts received by the Indemnified Party from third parties with respect to such Losses; and (C) any Tax Benefits actually realized by the Indemnified Party as a result of such Losses in the year in which such Losses are incurred or in the following year; provided that, with respect to insurance proceeds, such offset shall be net of any increase in insurance premiums of the Indemnified Party that are directly attributable to the Loss in question (as established in writing to the reasonable satisfaction of the Indemnifying Party); and provided, further, that, if any such insurance or similar proceeds are collected following an applicable payment by an Indemnifying Party to an Indemnified Party, then the Indemnified Party shall promptly pay over such insurance or similar proceeds to the Indemnifying Party. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(ii)          “Tax Benefit” means a reduction in the amount of Taxes payable by the Indemnified Party as a result of a Loss that it has the right to be indemnified against under this Article VII.

(iii)         Buyer and Sellers agree to (and agree to cause the other Indemnified Parties to) use commercially reasonable efforts to make any claims for insurance and/or indemnification available from any third party with respect to Losses for which any Indemnified Party will or may seek indemnification hereunder and to diligently pursue such claims in good faith. If any such insurance proceeds and/or other amounts are received by any Buyer’s Indemnified Person after receipt of any indemnification payment pursuant to this Article VII, Buyer shall promptly repay to Sellers such portion of such indemnification payment equal to the amounts so recovered or realized.

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(g)          Adjustment to Purchase Price. Any indemnification payments made pursuant to this Article VII shall be treated by the parties to this Agreement as an adjustment to the Purchase Price, unless otherwise required by Law.

7.8.         Exclusive Remedy. Following the Closing and subject Section 5.5 (Covenant Not to Compete), indemnification pursuant to this Article VII shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Buyer’s Indemnified Persons and Sellers’ Indemnified Persons) for any and all claims (other than claims arising from fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any inaccuracy or breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII.

VIII. OTHER PROVISIONS

8.1.         Appendices, Exhibits and Schedules.

(a)          All Appendices, Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

(b)          The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is material to the Business, has or would have a Material Adverse Effect, or is outside the Ordinary Course of Business.

(i)           Each Schedule shall qualify the specifically identified Sections or subsections of the Agreement to which such Schedule relates and any other Section or subsection of the Agreement to the extent it is reasonably apparent on its face that such disclosure is applicable to such other Sections and subsections (notwithstanding the omission of a reference or cross-reference thereto).

(ii)          Certain information is contained in the Schedules solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person.

(iii)         Financial data provided in the Schedules is as of the date or for the period indicated in such data.

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8.2.         Amendment. This Agreement and the Appendices, Exhibits and Schedules hereto may not be amended, modified or supplemented except by an instrument in writing which describes the amendment and which is signed on behalf of each of the parties hereto.

8.3.         No Waiver. No failure of any party to this Agreement to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such party’s right to demand strict compliance with the terms of this Agreement.

8.4.         Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Appendices, Exhibits and Schedules hereto, and the Transaction Documents, (a) constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

8.5.         Governing Law. The laws of the State of Michigan, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the state of Michigan to be applied, govern all matters arising out of or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement.

8.6.         Forum Selection; Waiver of Jury Trial. Each Party hereby irrevocably (i) submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the State of Delaware in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Proceeding may be heard and determined only in any such court, (iii) hereby waives any claim of inconvenient forum or other challenge to venue in such court, and (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. If the venue selection provision of this Section 8.6 is deemed to conflict with applicable law, such conflict shall not affect the jurisdictional and other provisions of this Section 8.6. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

8.7.         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this:

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If to Buyer, addressed to:

Standard Motor Products, Inc.

37-18 Northern Blvd.

Long Island City, New York 11101

Attention: Carmine J. Broccole, Senior Vice President General Counsel & Secretary

If to Sellers, addressed to:

Stoneridge Control Devices, Inc.

c/o Stoneridge, Inc.

39675 MacKenzie Drive, Suite 400

Novi, Michigan 48377

Attention: Thomas Dono, Chief Legal Officer

with a copy (which will not constitute notice) to:

Dykema Gossett PLLC

400 Renaissance Center

Detroit, MI 48243

Attention: J. Michael Bernard

8.8.         Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original. The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

8.9.         Expenses. Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its or their own costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such party of this Agreement and the transactions contemplated hereunder.

8.10.      Construction.

(a)          The parties acknowledge that they have participated jointly in the negotiation and drafting of the terms of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include” and “including”, and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”, and (v) the terms “Article” or “Section” refer to the specified or Section of this Agreement.

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(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or any step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall not be calculated as the first day of such period of time. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(d)          All accounting terms used herein and not expressly defined herein have the meanings given to them under GAAP on the date hereof.

(e)          The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(f)          The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.11.        Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, except that a party may assign its rights and obligations to an Affiliate. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.12.        Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Appendix A attached hereto.

8.13.        Dispute Resolution.

(a)          The parties shall first attempt in good faith to resolve any dispute, controversy or claim arising out of or relating to this Agreement or the breach, validity, interpretation, construction, performance or enforcement hereof (each, a “Dispute”) that may arise from time to time by negotiation and consultation between themselves under the provisions of this Section 8.13.

(b)          In the event that such Dispute is not resolved on an informal basis within twenty (20) Business Days after one party provides notice to the other party of such Dispute (“Dispute Notice”), any party may, by written notice to the other party (“Escalation to Executive Notice”), refer such dispute to the executives of the parties set forth below (or to such other person of equivalent or superior position designated by such party in a written notice to the other parties, “Executive(s)”).

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Executive of Sellers:	Robert R. Krakowiak
Executive Vice President & Chief Financial Officer
Stoneridge Control Devices, Inc. c/o Stoneridge, Inc.
39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377 Email:bob.krakowiak@stoneridge.com Telephone: 248-489-9300

Executive of Buyer:	James J. Burke, Chief Operating Officer and Chief Financial Officer
Standard Motor Products, Inc. 37-18 Northern Blvd.
Long Island City, NY 11101 E-mail: jburke@smpcorp.com Telephone: 718-392-0200
Facsimile: 718-784-3284

(c)          If the Executives cannot resolve any Dispute during the time period ending twenty (20) Business Days after the date of the Escalation to Executive Notice, then either party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 8.6.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Buyer:	STANDARD MOTOR PRODUCTS, INC.

	By:	/s/James J. Burke
Name: James J. Burke
Its: Chief Operating Officer

Sellers:	STONERIDGE, INC.

	By:	/s/Robert R. Krakowiak
Name: Robert R. Krakowiak
Its: Executive Vice President

STONERIDGE CONTROL DEVICES, INC.

	By:	/s/ Robert R. Krakowiak
Name: Robert R. Krakowiak
Its: Vice President

Signature Page to Asset Purchase Agreement

APPENDIX A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Appendix A:

“Acquired Assets” is defined in Section 1.2.

“Acquiring Company” is defined in Section 5.5(d).

“Acquired Personal Property” means the machinery, equipment, tools, dies, jigs, patterns, molds, trade fixtures, furniture, furnishings, and other tangible personal property and interests listed in Schedule 1.2 and, for the avoidance of doubt, excludes the Excluded Personal Property.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” is defined in the Preamble.

“Allocation Schedule” is defined in Section 1.7.

“Asset Lists” is defined in Section 3.6.

“Assigned Contracts” is defined in Section 1.2(b).

“Assignment and Assumption Agreement” is defined in Section 2.2(a)(i).

“Assumed Liabilities” is defined in Section 1.4.

“Audit Cycle Count” is defined in Section 1.8(a).

“Balance Sheet” is defined in Section 3.7.

“Basket” is defined in Section 7.6(a).

“Bill of Sale” is defined in Section 2.2(a)(ii).

“Business” is defined in the Recitals.

“Business Confidential Information” is defined in Section 5.8(b).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer” is defined in the Preamble.

“Buyer Group” is defined in Section 5.1.

APP A-1

“Buyer’s Indemnified Persons” is defined in Section 7.1.

“Canton Facilities” means Sellers’ facility located at 300 Dan Road, Canton, Massachusetts 02021.

“Cap” is defined in Section 7.7(a).

“Cash Purchase Price” is defined in Section 1.6.

“Certification” means, with respect to Buyer and Sellers, the certification that such Party has obtained under the VAT Law and Excise Tax Law to apply a VAT and excise tax credit against the VAT and excise tax triggered for the temporary imports carried out under such Party’s Mexican Subsidiary’s Maquiladora Program.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing Inventory Information” is defined in Section 1.8(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” is defined in Section 5.5(d).

“Confidentiality Agreement” means the Confidentiality Letter Agreement, dated as of November 10, 2017, between the Buyer and SRI.

“Consent” means any consent, approval, authorization, or waiver from, notice to, or registration or filing with any Person or Government Authority.

“Contract” means any agreement, contract, subcontract, lease, instrument, note, option, purchase order, work order, customer order, license or sublicense or other commitment or undertaking of any nature, in each case that is legally binding.

“Contract Manufacturing Agreement” is defined in Section 2.2(a)(vi).

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Covered Period” is defined in Section 5.1.

“December 2018 Inventory” means the value of the Inventory and R/M & WIP as of December 31, 2018, as set forth in the Asset Lists.

APP A-2

“Dispute” is defined in Section 8.13(a).

“Dispute Notice” is defined in Section 8.13(b).

“Divestiture Period” is defined in Section 5.5(e).

“Dollars” and “$” means lawful money of the United States of America.

“Employee” means a person employed by Sellers immediately preceding the Closing Date, including those on vacation, leave of absence or disability, whose duties relate to the Business.

“Employee Plans” means, with respect to the Employees or any current or former employee, officer, director, or retiree of the Business or any spouse or dependent of such individual, any employment related plans, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which is or has been maintained, sponsored, contributed to or required to be contributed to by Sellers or under which Sellers have or may have any liability.

“Environmental Claim” means any Proceeding, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all Laws, Environmental Permits, Governmental Orders, or legally binding agreements with any Governmental Authority: (i) relating to the use, containment, storage, recycling, reclamation, treatment, discharge, transportation, processing, remediation, management or disposal of any Hazardous Substances, or (ii) relating to pollution (or the cleanup thereof), or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species or human health or safety;

“Environmental Permits” means any Permit which is or has been required under or is or has been issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escalation to Executive Notice” is defined in Section 8.13(b).

APP A-3

“Estimated Cash Purchase Price” is defined in Section 1.6(a).

“Excluded Assets” is defined in Section 1.3.

“Excluded Liabilities” is defined in Section 1.5.

“Excluded Personal Property” means the tangible personal property which is used or held for use by Sellers in both the production of the Z09 A/M US Car product line and Sellers’ product lines that are not related to the Business.

“Exclusivity Period” is defined in Section 5.5(e).

“Executive(s)” is defined in Section 8.13(b).

“Final Cash Purchase Price” is defined in Section 1.8(a).

“GAAP” means United States generally accepted accounting principles and practices, consistently applied throughout the specified period.

“Governmental Authority” any supranational, national, federal, state, provincial, country, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

“Governmental Order” means any legally binding order, writ, judgment, injunction, decree, stipulation, award or determination of any Governmental Authority.

“Grant-back IP License Agreement” is defined in Section 2.2(a)(iv).

“Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum and petroleum derived products, including crude oil and any fraction thereof, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Income Statement” is defined in Section 3.6.

“Indemnified Party” is defined in Section 7.3.

“Indemnifying Party” is defined in Section 7.3.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property Rights that are used or held for use in the conduct of the Business as currently conducted to which any Seller is a party, beneficiary or otherwise bound.

APP A-4

“Intellectual Property Assets” is defined in Section 1.2(c).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Intellectual Property Rights” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction in North America: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration and renewals of any of the foregoing; (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques and other confidential and proprietary information and all rights therein; (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof; and (g) all other intellectual or industrial property and proprietary rights.

“Inter-Maquiladora Customs Transfer” means the standard customs transactions needed to effect a “virtual inter-maquiladora transfer” of goods that Seller’s Mexican Subsidiary imported into Mexico under its Maquiladora Program and Certification, as authorized by Article 112 of the Mexican Customs Law, complying with all requirements set forth by the Mexican government, including the Customs General Rules (Reglas Generales de Comercio Exterior).

“Inventory” is defined in Section 1.2(a).

“Inventory Adjustment” means an amount equal to the Positive Inventory Adjustment or the Negative Inventory Adjustment, as the case may be.

“IP Assignments” is defined in Section 2.2(a)(iii).

“IP License Agreement” is defined in Section 2.2(a)(iv).

“IP Releases” is defined in Section 2.2(a)(iv).

APP A-5

“Juarez Facilities” means Sellers’ facility located at Av. Antonio J. Bermudez 950, Parque Industrial Antonio J. Bermudez, Ciudad Juarez, State of Chihuahua, Mexico, 32470.

“Knowledge of Sellers” and words of similar import mean with respect to any matter in question, means the actual knowledge of Craig Sloan, Craig Connop, Matthew Horvath, Bob Hughes, Mark Pelletier, Gregory Cross, Sharon Gazley, Steve Divoll and Rick Golden, to the extent that each of them would reasonably be expected to obtain such actual knowledge in the ordinary course of diligently performing their duties for the Sellers.

“Law” means any law, ordinance, code, statute, rule, or regulation of any Governmental Authority.

“Legal Expenses” means reasonable attorneys’, accountants’, and experts’ fees, and expenses reasonably sustained or incurred in connection with the defense of any Losses.

“Lien” means any pledge, lien (including without limitation any Tax lien), charge, claim, encumbrance, security interest, mortgage, option or restriction of any kind.

“Losses” is defined in Section 7.1.

“Maquiladora Program” (also known as an “IMMEX Program”) means, with respect to Buyer and Sellers, the authorization that such Party’s Mexican Subsidiary has obtained under the Mexican Decree for the development of the manufacturing, maquiladora and export services industry (Decreto para el fomento de la industria manufacturera, maquiladora y de servicios de exportación) to conduct, directly or indirectly, manufacturing, transformation or repair operations in México, allowing the temporary import of goods for such purposes, and which is a condition precedent for the implementation of the Inter-Maquiladora Customs Transfer.

“Master Business Services Agreement” means the Master Business Services Agreement, effective as of January 1, 2018, among SRI and the other Affiliates of SRI parties thereto.

“Master Cost Sharing Agreement” means the Master Cost Sharing Agreement, effective as of January 1, 2018, among SRI and the other Affiliates of SRI parties thereto.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, including the results of operations or condition (financial or otherwise) of the Business, the Acquired Assets, or the Assumed Liabilities, (b) the ability of any Seller to consummate the transactions contemplated by this Agreement and each Transaction Document, or (c) the value of the Acquired Assets, provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: any event, change, development or effect resulting from or arising out of (i) the announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby or the identity of Buyer; (ii) the performance by Sellers of their respective obligations under this Agreement; (iii) general economic conditions in the United States; (iv) general conditions in the industries in which the Business operates; (v) the initiation by any Person other than Sellers or any of their Affiliates of proceedings under Chapter 11 of the United States Bankruptcy Code or other similar statutes or Laws or any adverse developments related to any such proceedings; or (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; provided, further, that in the case of the foregoing clauses (iii), (iv), and (vi), except to the extent that such matters disproportionately impact the Business relative to other companies operating in businesses similar to the Business.

APP A-6

“Material Contracts” is defined in Section 3.15.

“Mexican Subsidiary” means, with respect to either Buyer or Sellers, such Party’s Mexican subsidiary that maintains the Maquiladora Program, the Certification and such other customs permits, programs and registries as required by applicable Law.

“Negative Inventory Adjustment” means the absolute value of the amount by which Closing Inventory is less than December 2018 Inventory.

“Notice of Disagreement” is defined in Section 1.8(c).

“Omnibus Intellectual Property License Agreement” means the Omnibus Intellectual Property License Agreement, dated May 1, 2018, among SRI and the other Affiliates of SRI parties thereto.

“Ordinary Course of Business” means the usual and ordinary course of the Business consistent with past custom and practice of Sellers.

“Patent Assignment” means the patent assignment entered into concurrently herewith and attached hereto as Exhibit D-2.

“Permits” means all permits, approvals, consents, registrations, licenses, certificates, variances or other authorizations granted by or obtained from any Governmental Authority.

“Permitted Liens” means any of the following: (a) Liens for Taxes and assessments, charges, levies or other claims of any Governmental Authority not yet due and payable, or if due, (i) not delinquent or (ii) being contested in good faith through appropriate Proceedings; (b) materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s liens and other like liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable and which are not, individually or in the aggregate, material to the Business or the Acquired Assets; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; and (d) customary contractual provisions providing for retention of title to goods until payment is made.

“Person” or “person” means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organization, and any other business entity.

“Positive Inventory Adjustment” means the absolute value of the amount by which Closing Inventory is greater than the December 2018 Inventory.

APP A-7

“Prime Rate” means the prime rate as set forth in The Wall Street Journal from time to time.

“Proceeding” means any claim, action, complaint, demand, suit, litigation, arbitration, proceeding, hearing, audit, notice of violation, citation, subpoena, or investigation of any nature (including any civil, criminal, administrative or appellate proceeding) by or before any Governmental Authority or arbitrator, whether at law or in equity.

“Product” means the components and parts more particularly described on Appendix B.

“Purchase Price” is defined in Section 1.6.

“Receivables” means all accounts receivable, notes receivable and other amounts receivable from third parties.

“Release of Patent Security Agreement” means the release of patent security agreement entered into prior to the date hereof in form and substance reasonably satisfactory to Buyer.

“Release of Trademark Security Agreement” means the release of trademark security agreement entered into prior to the date hereof in form and substance reasonably satisfactory to Buyer.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Period” is defined in Section 5.11(a).

“Reviewing Expert” means Deloitte Touche Tohmatsu Limited or, if such firm is unable or unwilling to act, a firm having relevant expertise at such other nationally or regionally recognized independent accounting or appraisal firm as shall be mutually agreed upon by the parties in writing.

“R/M & WIP” is defined in Section 1.3(r).

“SCD” is defined in the preamble.

“Schedules” and “Disclosure Schedule” or means the set of schedules which qualify the specifically identified Sections or subsections of Article III of this Agreement.

“Seller” is defined in the Preamble.

“Sellers’ Indemnified Persons” is defined in Section 7.2.

“Significant Customer” is defined in Section 3.16.

“Significant Supplier” is defined in Section 3.16.

“SRI” is defined in the preamble.

APP A-8

“Supply Agreement” is defined in Section 2.2(a)(vii).

“Target” is defined in Section 5.5(e).

“Tax” or “Taxes” means any federal, state, or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, registration, value added, or other tax of any kind whatsoever.

“Tax Benefit” is defined in Section 7.6(d).

“Tax Return” means any report, return, declaration, statement or other information required to be supplied to a taxing authority in connection with Taxes.

“Third Party Claim” is defined in Section 7.3(a).

“Trademark Assignment” means the trademark assignment entered into concurrently herewith and attached hereto as Exhibit D-1.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignments, the IP Releases, the Z09 A/M US Car IP License Agreement, the Transition Services Agreement, the Contract Manufacturing Agreement and the Supply Agreement.

“Transition Services Agreement” is defined in Section 2.2(a)(v).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warranty Liabilities” is defined in Section 1.4(b).

“Warranty Threshold” means $250,000 in the aggregate.

“Z09 A/M US Car” is defined in the Supply Agreement.

“Z09 A/M US Car IP Rights” means the Intellectual Property Rights which are used or held for use by Sellers in both the production of the Z09 A/M US Car product line and Sellers’ product lines that are not related to the Business.

# # # # #

APP A-9

APPENDIX B

PRODUCTS

Canton Product Line	Product Description
R43	Mot Valve
B27	Courtesy Lamp
C82	Commercial
D31	Ignition Switch
D32	Rotary Switch
D33	Marine Ignition
D57	Hall Effect Switch
E21	Precision Ball Sw
I51	Minder Master Disconnect
N43	Motorized Valve
Y12	Connector – PFR
Y35	Toggle – PFR
Y41	Backup Alarm – PFR
Y44	Rocker Switch – PFR
Y46	Push-Pull Switch PFR
Y50	Solenoids – PFR
Y52	Misc. Electrical PFR
Y53	Product Display – PFR
Y54	Circuit Breaker – PFR
Z09	A/M US Car (Excluding 7+4 Way Trailer Tow Sockets)
Z21	A/M Prec Ball Sw
Z27	A/M Courtesy Lamp Sw (except for p/n 27-100)
Z31	A/M Ignition Switch
Z33	A/M Marine Ignition
Z51	A/M Master Disconnect
Z80	A/M Compact Cab
D58	Linear Position Sens
J25	Boot Accessories

Juarez Product Line	Product Description
J11	Connector - MFG
J45	Push-Pull Momentary - MF
J31	Ignition Switch
Y46	Push-Pull Switch - PFR
Y52	Misc. Electrical - PFR
Y12	Connector – PFR
Y35	Toggle - PFR
J80	Juarez Headlamp Switch
J34	Toggle Switches
J37	Juarez Rotary Position Sensor
J57	Juarez Enterprise Rotary Position Sensor

APP B-1